Exhibit 1

Cemex transformation plan delivers strong 2025 Free Cash Flow

•	Free Cash Flow from Operations increased 50% in 2025, with a 46% conversion rate, adjusting for one-off items

•	EBITDA growth of 17% in second half leading to 1% increase for full year EBITDA

•	Project Cutting Edge delivered US$200 million in recurring EBITDA savings

•

Delivering on commitment to enhance shareholder return, with proposed 40% increase in annual dividend and activation of share buyback program with intent to repurchase up to US$500 million over the next 3 years, subject to annual shareholder approval and other formalities

Monterrey, Mexico. February 5, 2026 – Cemex announced today its results for the fourth quarter and full-year of 2025, reporting strong progress across key transformation metrics. For the full year, Free Cash Flow increased by 50%, adjusting for one-off items including severance and discontinued operations. EBITDA increased by 1% supported by Project Cutting Edge. Fourth quarter Net Income was impacted by goodwill and asset impairments, while full year Net Income increased by 2%. Adjusting for these impairments, Net Income would have increased by 41% to US$1.5 billion in the year.

With momentum building in the second half of the year, supported by a recovery in Mexico and solid performance in EMEA, fourth quarter net sales and EBITDA increased at a double-digit rate. Full-year EBITDA margin remained stable with a significant expansion in the second half. All regions reported relatively flat to improved EBITDA margins in 2025.

“I am proud of what we have accomplished so far and expect even better results in 2026 supported by our transformation plan, improved market demand, and operating leverage available to us in most markets,” said Jaime Muguiro, CEO of Cemex. “I want to recognize our teams across the organization. 2025 was a demanding year with the introduction of our transformation plan, and required discipline, resilience and a strong execution mindset.”

Regional performance reflected broad-based improvement. In Mexico, fourth-quarter results strengthened, with year-over-year sales and EBITDA growth, margin expansion and continued recovery in demand conditions. The United States delivered record fourth-quarter EBITDA and higher margins, supported by operating efficiencies and Project Cutting Edge. EMEA reported solid full-year performance, led by higher volumes, pricing and cost efficiencies, while South, Central America and the Caribbean achieved a third consecutive year of EBITDA growth despite fourth-quarter weather disruptions.

Cemex’s Board of Directors has proposed that an annual cash dividend close to 40% higher than the one announced in 2025 be presented for approval at Cemex’s upcoming General Shareholders’ Meeting in late March. Complementing the cash dividend and subject to shareholder approval and other formalities, the company plans to activate its share repurchase program, with the intent to buy back up to US$500 million in shares over the next three years.

Decarbonization progress continued in 2025. Consolidated gross CO₂ emissions declined by 2%, primarily driven by further reductions in clinker factor. Cemex’s operations in Europe reached the Cement Europe Association’s 2030 gross CO₂ emissions reduction target five years ahead of schedule, while operations in Mexico and South, Central America and the Caribbean profitably achieved record clinker factor levels during the year.

Cemex’s Consolidated 2025 Fourth Quarter Highlights

	January - December				Fourth Quarter
	2025	2024	% var	l-t-l % var	2025	2024	% var	l-t-l % var
Sales	16,132	16,063	0%	(0%)	4,180	3,780	11%	4%
Operating EBITDA	3,080	3,058	1%	1%	781	675	16%	9%
Operating EBITDA margin	19.1%	19.0%	0.1pp		18.7%	17.9%	0.8pp
Controlling interest net income (loss)	960	939	2%		(356)	48	N/A

In millions of U.S. dollars, except percentages.

Regional 2025 Fourth Quarter Highlights

	January - December				Fourth Quarter
	2025	2024	% var	l-t-l % var	2025	2024	% var	l-t-l % var
Mexico
Sales	4,364	4,881	(11%)	(7%)	1,206	1,050	15%	3%
Operating EBITDA	1,404	1,475	(5%)	(1%)	379	283	34%	20%
Operating EBITDA margin	32.2%	30.2%	2.0pp		31.5%	26.9%	4.6pp
United States
Sales	5,008	5,194	(4%)	(4%)	1,202	1,233	(3%)	(3%)
Operating EBITDA	979	1,031	(5%)	(5%)	241	238	1%	1%
Operating EBITDA margin	19.5%	19.8%	(0.3pp)		20.1%	19.3%	0.8pp
Europe, Middle East and Africa
Sales	5,118	4,631	11%	6%	1,328	1,155	15%	5%
Operating EBITDA	788	637	24%	19%	194	177	10%	1%
Operating EBITDA margin	15.4%	13.8%	1.6pp		14.6%	15.4%	(0.8pp)
South, Central America and the Caribbean
Sales	1,144	1,111	3%	1%	281	267	5%	(3%)
Operating EBITDA	223	212	5%	2%	53	52	2%	(5%)
Operating EBITDA margin	19.5%	19.1%	0.4pp		18.9%	19.4%	(0.5pp)

In millions of U.S. dollars, except percentages.

Note: All references to EBITDA mean Operating EBITDA and all references to margin refer to Operating EBITDA margin.

About Cemex

Cemex is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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Except as the context otherwise may require, references in this press release to “Cemex,” “we,” “us,” “our,” or similar expressions refer to Cemex, S.A.B. de C.V. (NYSE: CX; BMV: CEMEX.CPO) and its consolidated entities. The information included in this press release contains forward-looking statements within the meaning of within the meaning of applicable securities laws and regulations, including but not limited to Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the “safe harbor” provisions for forward-looking statements within the meaning of applicable securities laws and regulations in all jurisdictions where such provisions exist, including but not limited to the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to Cemex’s plans, objectives, goals, targets, and expectations (operative, financial or otherwise), and typically can be identified by the use of words such as, but not limited to, “will,” “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target”, “goal,” “strategy,” “intend,” “aimed,” or other forward-looking words. Unless otherwise indicated, these forward-looking statements reflect our expectations and projections about the future based on certain assumptions and on our knowledge of facts and circumstances as of the date such forward-looking statements are made. Although Cemex believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results, performance and/or achievements may vary, including materially, from historical results, performance and/or achievements or those anticipated by forward-looking statements due to various factors. Among others, such risks, uncertainties, assumptions, and other important factors that could cause results and any estimate, projection and/or guidance presented in this press release to differ or fail to materialize, or that otherwise could have an impact on us, include those discussed in Cemex’s most recent annual report and those detailed from time to time in Cemex’s other filings with the U.S. Securities and Exchange Commission (“SEC”), the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (“CNBV”) and the Mexican Stock Exchange (Bolsa Mexicana de Valores) (“BMV”), which factors are incorporated herein by reference, including, but not limited to: changes in general economic, political and social conditions, including government shutdowns, new governments or regimes and decisions implemented by such new governments or regimes, changes in laws or regulations in the countries in which we do business, elections, changes in inflation, interest and foreign exchange rates, employment levels, population growth, any slowdown in the flow of remittances into countries where we operate, consumer confidence and the liquidity of the financial and capital markets in Mexico, the United States of America, the European Union (the “EU”), the United Kingdom, or other countries in which we operate; the cyclical activity of the construction sector and reduced construction activity in our end markets or reduced use in our end markets for our products; our exposure to sectors that impact our and our clients’ businesses, particularly those operating in the commercial and residential construction sectors, and the public and private infrastructure and energy sectors; volatility in pension plan asset values and liabilities, which may require cash or other contributions to the pension plans; changes in spending levels for residential and commercial construction and general infrastructure projects; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; any impact of not maintaining investment grade debt rating or not obtaining investment grade debt ratings from additional rating agencies on our cost of capital and on the cost of the products and services we purchase; availability of raw materials and related fluctuating prices of raw materials, as well as of goods and services in general, in particular increases in prices of raw materials, goods and services, as a result of inflation, trade barriers, measures imposed by governments or as a result of conflicts between countries that disrupt supply chains; our ability to maintain and expand our distribution network and maintain favorable relationships with third parties who supply us with equipment, services and essential suppliers; competition in the markets in which we offer our products and services; the impact of environmental cleanup costs and other remedial actions, and other environmental, climate and related liabilities relating to existing and/or divested businesses, assets and/or operations; our ability to secure and permit aggregates reserves in strategically located areas in amounts that our operations require to operate or operate in a cost-efficient manner; the timing and amount of federal, state, and local funding for infrastructure; changes in our effective tax rate; our ability to comply with regulations and implement technologies and other initiatives that aim to reduce and/or capture CO2 emissions and comply with related carbon emissions regulations in place in the jurisdictions where we have operations; the legal and regulatory environment, including environmental, climate, trade, energy, tax, antitrust, sanctions, export controls, construction, human rights and labor welfare, and acquisition-related rules and regulations in the countries and regions in which we have operations; the effects of currency fluctuations on our results of operations and financial condition; our ability to satisfy our obligations under our debt agreements, the indentures that govern our outstanding notes, and our other debt instruments and financial obligations, and also regarding our subordinated notes with no fixed maturity and other financial obligations; adverse legal or regulatory proceedings or disputes, such as class actions or enforcement or other proceedings brought by third parties, government and regulatory agencies, including antitrust investigations and claims; our ability to protect our reputation and intellectual property; our ability to consummate asset sales or consummate asset sales in terms favorable to Cemex, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing and commercial initiatives for our products and services, and generally meet our business strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements, and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties, or is subjected to invasion, disruption, or damage caused by circumstances beyond our control, including cyber-attacks, catastrophic events, power outages, natural disasters, computer system or network failures, or other security breaches; the effects of climate change, in particular reflected in weather conditions, including but not limited to excessive rain and snow, shortage of usable water, wildfires and natural disasters, such as earthquakes, hurricanes, tornadoes and floods, that could affect our facilities or the markets in which we offer our products and services or from where we source our raw materials; trade barriers, including but not limited to tariffs or import taxes, including those imposed by the United States of America to key markets in which we operate, in particular, Mexico and the EU, and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement (the “USMCA”), and the overall impact that the imposition or threat of trade barriers may cause on the overall economy of the countries in which we do business or that are part of our global supply chain; availability and cost of trucks, railcars, barges, and ships, terminals, warehouses, as well as their licensed operators, drivers, staff and workers for transport, loading and unloading of our materials or that are otherwise a part of our supply chain; labor shortages and constraints; our ability to hire, effectively compensate and retain our key personnel and maintain satisfactory labor relations; our ability to detect and prevent money laundering, terrorism financing and corruption, as well as other illegal activities, and how any measures implemented by governments to detect and prevent money laundering, terrorism financing and corruption, and other illegal activities, affect our customers, suppliers and countries in which we do business in general; defaults, losses or disruptions in agreements, financial transactions or operations resulting from sanctions or restrictions imposed on any financial institution, including but not limited to banks, common representatives, trustees, payment processors, paying agents or other financial intermediaries, or any related parties; terrorist and organized criminal activities, social unrest, as well as geopolitical events, such as global, regional or national instability, hostilities, war, and armed conflicts, including the current war between Russia and Ukraine, conflicts in the Middle East and any insecurity and hostilities in Mexico related to illegal activities or organized crime and any actions any government takes to prevent these illegal activities and organized crime; the impact of pandemics, epidemics, or outbreaks of infectious diseases and the response of governments and other third parties, which could adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; the depth and duration of an economic slowdown or recession, instability in the business landscape and lack of availability of credit; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; natural disasters and other unforeseen events (including global health hazards such as, for example, COVID-19); and our ability to implement our climate action program in effect at any given time, if any, including our current “Future in Action” climate action program, and to achieve our sustainability goals and objectives in effect at any given time, if any, including under our current “Future in Action” climate action program.

Many factors could cause Cemex’s expectations, expected results, and/or projections expressed in this press release not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and rate of success and/or implementation of technologies, some of which are not yet proven, among other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance and/or achievements may vary materially from historical results, performance, and/or achievements and/or results, performance and/or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us. Forward-looking statements should not be considered guarantees of future performance, and past results or developments are not indicative of results or developments in subsequent periods. Actual results, performance and/or achievements of Cemex’s operations and the development of market conditions in which Cemex operates, or other circumstances that may materialize, may differ materially from those described in, or suggested by, the forward-looking statements contained in the information disclosed in this press release. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The forward-looking statements and the information contained in this press release are made and stated as of the dates specified in this press release and are subject to change without notice; and, except to the extent legally required, we expressly disclaim any obligation or undertaking to update or correct the information contained in this press release or revise any forward-looking statements in this press release, whether to reflect new information, the occurrence of anticipated or unanticipated future events or circumstances, any change in our expectations regarding those forward-looking statements, any change in events, conditions, or circumstances on which any such statement is based, or otherwise. Readers should review future reports filed or furnished by us with the SEC, the CNBV and the BMV. Market data used in this press release not attributed to a specific source are estimates of Cemex and have not been independently verified. Certain financial and statistical information contained in this press release is subject to rounding adjustments; accordingly any discrepancies between the totals and the sums of the amounts listed are due to rounding. Unless otherwise specified, all references to records are internal records of Cemex.

This press release includes certain non-International Financial Reporting Standards (“IFRS”) financial measures that differ from financial information presented by Cemex in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non-IFRS financial measures include “Operating EBITDA” (operating earnings before other expenses, net plus depreciation and amortization) and “Operating EBITDA Margin”. The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements for the same period. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by Cemex’s creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, Cemex’s management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. The financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. Non-IFRS financial measures presented in the press release are being provided for informative purposes only and shall not be construed as investment, financial, or other advice.

Also, this press release includes statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker, aggregates, and Urbanization Solutions. Cemex generated some of this data internally, and some was obtained from independent industry publications and reports that Cemex believes to be reliable sources. Cemex has not independently verified this data nor sought the consent of any organization to refer to their reports in this press release. Cemex acts in strict compliance with antitrust laws and as such, among other measures, maintains an independent pricing policy that has been independently developed and its core element is to price Cemex’s products and services based upon their quality and characteristics as well as their value to Cemex’s customers. Cemex does not accept any communications or agreements of any type with competitors regarding the determination of Cemex’s prices for Cemex’s products and services. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to Cemex’s prices for Cemex’s products.

The information, statements, and opinions contained in this press release are for informational purposes only and do not constitute a public offer under any applicable legislation, an offer to sell, or solicitation of any offer to buy any securities or financial instruments, or any advice or recommendation with respect to such securities or other financial instruments. You should not construe any such information or other material as legal, tax, investment, financial, or other advice. Cemex is not responsible for any third-party information referenced.

Cautionary Statement Regarding Environmental, Social, and Governance (“ESG”) and Sustainability-Related Data, Metrics, and Methodologies

This press release may include non-financial metrics, estimates, or other information related to ESG and sustainability matters that are subject to significant uncertainties, which may include the methodology, collection, and verification of data, various estimates, and assumptions, and/or underlying data that is obtained from third parties, some of which cannot be independently verified.

The preparation of certain information on ESG and sustainability matters that may be contained in the press release requires the application of a number of key judgments, assumptions, and estimates. The reported measures reflect good faith estimates, assumptions, and judgments at the given point in time. There is a risk that these judgments, estimates, or assumptions may subsequently prove to be incorrect and/or, to the extent legally required, may need to be restated or changed. The disclosure of information on sustainability related matters is not yet subject to the same recognized or accepted reporting or accounting principles and rules as traditional financial information. Consequently, there are no commonly accepted reporting practices for us to follow, and ESG metrics among organizations in our industry may not be comparable. In addition, the underlying data, systems, and controls that support non-financial reporting are generally considerably less sophisticated than the systems and internal control for financial reporting and rely on manual processes. This may result in non-comparable information between organizations and/or between reporting periods within organizations as methodologies continue to develop and/or be socialized. The further development of or changes to accounting and/or reporting standards could materially impact the performance metrics, data points, and targets contained in the press release, and the reader may not be able to compare non-financial information performance metrics, data points, or targets between reporting periods on a direct like-for-like basis.

Additionally, the information disclosed in this press release may contain references to “green,” “social,” “sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a “green”, “social”, or “sustainable” or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as “green”, “social”, or “sustainable” or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that our activities, products, or assets and/or reporting of such activities and/or reporting of those activities, products, or assets will meet any present or future expectations or requirements for describing or classifying such activities, products, or assets as “green”, “social”, or “sustainable” or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time.

Cautionary Statement Regarding Forward-Looking ESG or Sustainability Statements

Certain sections in the press release may contain ESG- or sustainability-related forward-looking statements, such as aims, ambitions, estimates, forecasts, plans, projections, targets, goals and other metrics, including but not limited to: climate and emissions, business and human rights, corporate governance, research and development and partnerships, development of products and services that intend to address sustainability-related concerns and sustainability related targets/ambitions when finalized, including the implementation of technologies and other initiatives that aim to reduce and/or capture CO2 emissions. These forward-looking statements may also include references to specific programs, such as our current “Future in Action” climate action program, as well as various ESG-related indicators, objectives or metrics disclosed previously or that may be disclosed in the future, none of which are guarantees and any and all of which may ultimately not be achieved or may be abandoned at any time, whether in part, in full, or within any specific timeframe. There are many significant uncertainties, assumptions, judgements, opinions, estimates, forecasts and statements made of future expectations underlying these forward-looking statements which could cause actual results, performance, outcomes or events to differ materially from those expressed or implied in these forward-looking statements, which include, but are not limited to: the extent and pace of climate change, including the timing and manifestation of physical and transition risks; the macroeconomic environment; uncertainty around future climate-related policy, including the timely implementation and integration of adequate government policies; the effectiveness of actions of governments, legislators, regulators, businesses, investors, customers, and other stakeholders to mitigate the impact of climate and sustainability-related risks; changes in customer behavior and demand, changes in the available technology for mitigation and the effectiveness of any such technologies, as some of these new technologies may be unproven; excessive costs and expenses related to acquire and/or develop technology for mitigation; the roll-out of low carbon infrastructure; the availability and adoption of renewable energy in our value chain; the development of carbon capture, circular utilization, and sequestration technologies, including the adoption of cost-effective carbon-related technologies such as carbon capture, utilization, and storage ; the availability of accurate, verifiable, reliable, consistent, and comparable climate-related data; lack of transparency and comparability of climate-related forward-looking methodologies; variation in approaches and outcomes, as variations in methodologies may lead to under or overestimates and consequently present exaggerated indication of climate-related risk; and reliance on assumptions and future uncertainty. Calculations of forward-looking metrics are complex and require many methodological choices and assumptions.

Accordingly, undue reliance should not be placed on these forward-looking statements. Furthermore, changing national and international standards, industry and scientific practices, regulatory requirements, and market expectations regarding climate change, which remain under continuous development, are subject to different interpretations.

There can be no assurance that these standards, practices, requirements, and expectations will not be interpreted differently than our understanding when defining sustainability-related ambitions and targets or change in a manner that substantially increases the cost or effort for us to achieve such ambitions and targets.

UNLESS OTHERWISE NOTED, ALL MONETARY FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE